Exhibit 99.1
For Immediate Release

China ACM Reports Third Quarter FY-2011 Results;
Revenue Up 41% to $23Million and Record $87 Million Backlog

-- Teleconference Begins Today at 10 a.m. Eastern, 7 a.m. Pacific --

BEIJING, China – May 13, 2011 -- China Advanced Construction Materials Group, Inc. (NASDAQ GM: CADC) (“China ACM”), a leading provider of ready-mix concrete and related technical services in China, today announced its financial results for the Fiscal Year 2011 third quarter ended March 31, 2011. The Company will host a conference call to discuss the results today at 10:00 a.m. Eastern, 7:00 a.m. Pacific; details are provided below.

Third Quarter FY 2011 Financial Highlights

➢	Revenue increased 41% year over year to $23.1 million
➢	Gross margin at 17.5%
➢	Non-GAAP adjusted net income available to common shareholders of $2.4 million
➢	Non-GAAP adjusted fully diluted EPS to common shareholders of $0.13
➢	GAAP net income available to common shareholders of $3.6 million or $0.19 EPS
➢	Quarter end backlog up 30% sequentially to record $87 million

Third Quarter FY 2011 Results Summary

China ACM reported third quarter Fiscal Year 2011 non-GAAP adjusted net income available to common shareholders of $2.4 million on revenues of $23.1 million. The non-GAAP adjusted net income available to common shareholders is before the non-cash change in fair value of warrants, option and equity-based compensation.

Concrete sales revenue at fixed plants in Beijing increased by 43 percent year over year to  $16.5 million with a gross margin of 13.5 percent; this gross margin compares with 9.3 percent a year ago.The increase in revenues was principally due to higher average selling prices coupled with higher volumes as a result of a broader client base. The third quarter and current contracts include projects for highways, schools, military officer apartments, hotels, subway lines, sewage treatment plants, technology business parks, retail buildings, residential complexes, and hospitals.

Manufacturing services revenue rose 51% year over year to $6.1 million with a 23percent gross margin. Technical services revenue decreased by 21 percent, year over year, to $0.5 million, with a 79 percent gross margin.

The Company’s third quarter blended gross margin was 17.5percent, compared with 25.3 percent in the year-ago quarter. The2011 third quarter results were impacted by higher fixed costs associated with the addition of several new portable plants, lower production at portable plants nearing project completion, project delays associated with the transition in leadership at the Ministry of Rail and increases in transportation costs, all impacting the Manufacturing Services Division.

Management Commentary

"Despite having recently terminated one fixed Concrete plant lease, the third quarter 41 percent top line growth was solid and affirms that we have the right product in the right market,” said Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM. “Both our revenue and our bottom line faced headwinds in the quarter with the leadership transition in China’s Railway Ministry slowing HSR business broadly. However, the same drivers of our long term growth remain intact, primarily our growing industry stature, strategic alliances, attrition of marginal concrete providers – all fueled by China’s generational urbanization and modernization.”

“During the quarter, we announced $11 million in new HSR contracts and another $4 million last month. With our backlog at a record $87 million, we remain confident that our historically strong growth will continue.”

Commenting on the third fiscal quarter’s financial results, Jeremy Goodwin, China ACM President and Chief Financial Officer, said, “The March quarter is always our seasonally weakest quarter, and it was compounded this year as we faced increased margin pressure in our Manufacturing Services Division as we incurred higher ramp-up costs associated putting several new portable plants into service and higher ramp-down costs associated with delays in decommissioning plants nearing project service completion. In addition, China's Railway Ministry’s leadership transition impacted much of the High Speed Rail sector. That transition is now complete and our long term view of the sector remains intact.”

"We  recently contracted the 25th of our 25 HSR portable plants, an important company milestone which speaks to the demand for our products and specialty engineering services," Mr. Goodwin added. "Our backlog is up 30% sequentially to a record $87 million, which we expect to convert to revenue in the months ahead. In addition, our balance sheet is strong with $15.5 million in cash, equivalents and short term investments, $40 million in working capital and $14.5 million in total debt.”

Backlog

China ACM reported that its March 31, 2011 backlog, or bids in house, increased by 30% sequentially from December 31, 2010to a record $87 million.72 percent of the March 31 backlog is contracted with Government State Owned Enterprise contractors and 28 percent is contracted with private sector developers. The backlog is comprised of $60.6 million in contracted unfilled orders for its Concrete Sales segment, and $26.4 million in contracted unfilled order for its Manufacturing Services segment. Based on its historical experience, the Company’s estimated time to convert these contracted orders into recognized revenues averages between four and twelve months for Concrete Sales, and six to twenty four months for Manufacturing Services, depending on the scope of the projects.

The Company’s new business pipeline, or bids outstanding, which is a measure of the value of bids it has submitted for the Concrete Sales and Manufacturing Services business segments, was $18.5 million and $13.6 million, respectively, or $32.1 million in total, for a sequential increase of 13 percent.

Third Quarter FY 2011 Results

Revenue . Our revenue is primarily generated from sales of our advanced ready-mix concrete products, manufacturing services and technical consulting services. For the three months ended March 31, 2011, we generated revenue of $23.1 million, compared to $16.5 million during the same period in 2010, an increase of $6.6 million, or 41%. The increase in our revenue is due primarily to our increased production volumes both in and outside of Beijing for the three months ended March 31, 2011 compared to the same period in 2010.

On November 15, 2010, we announced a 25% average price increase across our various concrete grade sales to keep in line with an average raw material cost increase of 19.8%.  As a result, our concrete sales revenue was $16.5 million for the three months ended March 31, 2011, an increase of $5.0 million, or 43%. The increase in revenues was principally due to the higher average selling prices coupled with higher volumes as a result of a broader client base. The higher volumes were achieved despite the closure of one fixed plant that had become unprofitable and was closed in the second quarter of fiscal year 2011.

Revenue from our manufacturing services segment was $6.1 million for the three months ended March 31, 2011, an increase of $2.1 million, or 51%, as compared to the three months ended March 31, 2010. The increase in revenue was attributable principally to the addition of several new portable plants needed to service a growing business pipeline compared to the same period in the prior fiscal year. During the quarter, we supplied concrete products to ten railway projects throughout China through our portable plants, specifically projects located in Shaanxi Province, Hebei Province, Guangxi Province, Zhejiang Province, Guangdong Province, Liaoning Province, and Anhui Province. For these railway projects, the general contractors typically supplied their own raw materials while we provided manufacturing and transportation services.

Revenue generated from our technical consulting services segment was $0.5 million during the three months ended March 31, 2011, a decrease of $0.1 million, or 21%, compared to the same period in 2010. The decrease is due to the expiration of two technically serviced contract plants in Beijing compared to the same period in 2010.

Gross Profit. Gross profit was $4.0 million for the three months ended March 31, 2011, as compared to $4.2 million for the three months ended March 31, 2010. Our gross profit for the sale of concrete was $2.2 million, or 13.5% of revenue, for the three months ended March 31, 2011, as compared to $1.1 million, or 9.3% of revenue, for the same period last year. The increased gross profit margin reflects higher demand and higher prices for our concrete products in Beijing as compared to the same period last year. As a value added cement product, we intend to continue adjusting our concrete sales prices in tandem with changes in the prices of cement.

Our gross profit with respect to our Manufacturing services segment was $1.4 million, or 23.4% of revenue, for the three months ended March 31, 2011, as compared to $2.4 million, or 59.2% of revenue, for the same period last year. The decrease was principally due to an increase in fixed costs incurred as a result of the addition of several number of new portable plants before they commenced production, slowing production rates at plants nearing project completion, project delays stemming from the transition in leadership at the Ministry of Rail and increases in transportation costs.

Our gross profit with respect to technical services was $0.4 million, or 79% of revenues, for the three months ended March 31, 2011, compared to $0.5 million, or 86%, for the same period last year. The primary reason for the decrease in gross profit is the service term expiration of two technically serviced plants in Beijing.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of sales commissions, advertising and marketing costs, office rent and expenses, costs associated with staff and support personnel who manage our business activities, and professional and legal fees paid to third parties. We incurred selling, general and administrative expenses of $2.6 million for the three months ended March 31, 2011, an increase of $1.1 million, or 72%, as compared to $1.5 million for the three months ended March 31, 2010. The increase was principally due to an increase in employment, occupancy, and professional expenses resulting from a larger base of operations as compared to the prior year's quarter.

Adjusted Net Income available to Common shareholders. Excluding the effect from non-cash charges related to changes in fair market value of warrants, accretion of discount on redeemable preferred stock and share-based compensation, our adjusted net income available to common shareholders was $2.4 million for the three months ended March 31, 2011, a decrease of $0.6 million, or 19%, as compared to the same period in 2010. See the attached section “Use of Non-GAAP Financial Measures” for a discussion regarding the presentation of net income excluding non-cash items.

Balance Sheet Overview

China ACM had working capital of $40.1 million at March 31, 2011, including $15.5 million in cash, equivalents and short term investments and $14.5 million in total debt. Shareholders' equity was $74.9 million compared with $61.2 million on June 30, 2010. The total number of shares outstanding as of May 13, 2011 is 17.8 million.

Third Quarter FY 2011 Report and Conference Call

Individuals interested in participating in the third quarter 2011 conference call may do so by dialing 877-941-8609 from the United States, or 480-629-9692from outside the United States and referencing conference ID #4438159. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.china-acm.com.  A telephone replay will be available through May 20, 2011, by dialing 800-406-7325 from the United States, or 303-590-3030: from outside the United States, and entering conference ID #4438159.  A webcast replay will be available for 90 days.

About China ACM

China ACM is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently-owned plants across China. Additionally, the Company owns numerous portable plants deployed in various provinces across China primarily to major high speed rail projects. More information about the Company is available at www.china-acm.com.

Contact
Financial Profiles
Tricia Ross
(916) 939-7285
tross@finprofiles.com

Financial Profiles
Moira Conlon
Tel: (310) 478-2700 x11
mconlon@finprofiles.com

Use of Non-GAAP Financial Measures

The Company makes reference to Non-GAAP financial measures in portions of “Management’s Discussion of Financial Condition and Results of Operations”. Management believes that investors may find it useful to review our financial results that exclude the net non-cash income  on option and stock-based compensation along with the change in fair value of warrants liability, shown in the below chart, due to the adoption of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 815, “Derivatives and Hedging,” accounting standard as discussed in the section “Derivative Liability” below.

Management believes that these Non-GAAP financial measures are useful to investors in that they provide supplemental information to possibly better understand the underlying business trends and operating performance of the Company. The Company uses these Non-GAAP financial measures to evaluate operating performance. However, Non-GAAP financial measures should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP.

	Three Months Ended March 31,			Nine Months Ended March 31,
	2011	2010	Increase (Decrease)	2011	2010	Increase (Decrease)
	(Unaudited)			(Unaudited)
Net Income (Loss) –GAAP	$3,562,616	$2,391,799	$1,134,817	$10,102,926	$5,813,944	$4,288,982
Subtract:
Dividends and accretion on redeemable convertible preferred stock	$0	$209,535	$(209,535)	$0	$869,234	$(869,234)
Net Income available to Common shareholders –GAAP	$3,562,616	$2,182,264	$1,380,352	$10,102,926	$4,944,710	$5,157,586
Add Back (Subtract):
Change in fair value of warrants	$(1,427,927)	$473,302	$1,901,229	$(167,777)	$4,389,947	$4,557,724
Add Back (Subtract):
Change in Option and Equity Based Compensation	$303,349	$363,011	$(59,662)	$765,538	$483,789	$281,749
Adjusted Net Income available to Common shareholders -non-GAAP	$2,438,038	$3,018,577	$580,539	$10,700,687	$9,818,446	$881,611

Basic earnings per share – GAAP	$0.20	$0.16	$0.04	$0.57	$0.40	$0.17
Add back (Subtract):
Change in fair value of warrant	$(0.08)		$0.03	$(0.11)	$(0.01)		$0.35	$(0.36)
Add back (Subtract):
Change in Option and Equity-Based Compensation	$0.02		$0.03	$(0.01)	$0.04		$0.04	$-
Adjusted basic earning per share non-GAAP	$0.14		$0.22	$(0.08)	$0.60		$0.79	$(0.19)

Diluted earnings per share-GAAP	$0.19		$0.15	$0.04	$0.56		$0.37	$0.19
Add back (Subtract):
Change in fair value of warrant	$(0.08	) (a)	$0.03	$(0.11)	$(0.01	) (a)	$0.28	$(0.29)
Add back (Subtract):
Change in Option and Equity-Based Compensation	$0.02	(b)	$0.02	$-	$0.04	(b)	$0.03	$0.01
Adjusted diluted earnings per share non-GAAP	$0.13		$0.20	$(0.07)	$0.59		$0.68	$(0.09)

Weighted average number of shares
Basic	17,743,970		13,941,654	3,802,316	17,637,272		12,424,000	5,213,272
Diluted	18,352,403		16,419,906	1,932,497	18,173,701		15,644,427	2,529,274

(a) The Company adopted the provisions of FASB ASC 815, which provides guidance with respect to determining whether an instrument (or embedded feature) is indexed to an entity’s own stock. As a result of adopting this accounting standard, warrants previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the warrants have a downward ratchet provision on the exercise price. As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired. Effective July 1, 2009, the Company reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their issuance in June 2008. The Company recognized a $1,427,927 credit from the change in fair value for the three months ended March 31, 2011.

(b) The Company records stock-based compensation expense pursuant to FASB’s accounting standard regarding stock compensation which requires companies to measure compensation cost for stock-based employee compensation plans at fair value at the grant date and recognize the expense over the employee's requisite service period. Under ASC 718, “Compensation-Stock Compensation,” the Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. For the nine months ended March 31, 2011 and 2010, the Company recognized $765,538 and $156,051 of restricted stock as compensation expense. For the nine months ended March 31, 2011 and 2010, the Company recognized $0 and $327,738, respectively, as compensation expenses for its stock option plan.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

- Tables to Follow –

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	June 30,
ASSETS	2011	2010
CURRENT ASSETS:
Cash and cash equivalents	$3,379,136	$3,300,820
Restricted cash	-	57,580
Notes receivable	1,382,104	-
Accounts receivable, net of allowance for doubtful accounts of $1,396,679 and $456,085, respectively	71,327,037	36,072,691
Inventories	2,084,784	2,164,769
Investment	12,063,300	-
Other receivables	2,484,943	1,416,653
Prepayments	3,557,999	2,821,687
Total current assets	96,279,303	45,834,200

PROPERTY, PLANT AND EQUIPMENT, net	28,796,052	26,488,354

OTHER ASSETS:
Accounts receivable, net of allowance for doubtful accounts of $0 and $4,607, respectively	-	364,371
Deferred tax assets	-	127,741
Advances on equipment purchases	5,141,409	8,382,383
Prepayments	3,248,456	4,414,391
Total other assets	8,389,865	13,288,886

Total assets	$133,465,220	$85,611,440

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans, banks	$14,506,500	$-
Accounts payable	35,219,934	16,473,080
Customer deposits	1,086,961	711,219
Other payables	446,260	329,136
Other payables - shareholders	783,110	772,644
Accrued liabilities	1,179,727	1,652,751
Taxes payable	2,931,723	1,569,914
Total current liabilities	56,154,215	21,508,744

OTHER LIABILITIES
Warrants liability	2,377,828	2,920,520
Total liabilities	58,532,043	24,429,264
Commitments and contingencies
SHAREHOLDERS' EQUITY:

Common stock, $0.001 par value, 74,000,000 shares authorized, 17,751,887 and 17,467,104 shares issued and outstanding as of March 31, 2011 and June 30, 2010, respectively	17,752	17,467
Paid-in-capital	34,860,930	33,720,762
Retained earnings	28,821,463	19,912,444
Statutory reserves	5,705,427	4,511,520
Accumulated other comprehensive income	5,527,605	3,019,983
Total shareholders' equity	74,933,177	61,182,176
Total liabilities and shareholders' equity	$133,465,220	$85,611,440

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
REVENUE
Sales of concrete	$16,534,918	$11,556,117	$68,061,657	$46,759,376
Manufacturing services	6,118,314	4,060,284	17,698,538	10,529,012
Technical services	463,434	587,507	2,829,890	3,067,162
Other	1,611	246,858	11,220	1,740,664
Total revenue	23,118,277	16,450,766	88,601,305	62,096,214

COST OF REVENUE
Concrete	14,299,775	10,479,692	60,644,087	43,269,703
Manufacturing services	4,683,952	1,657,288	12,814,993	5,478,101
Technical services	98,160	84,120	298,461	220,119
Other	-	67,175	-	444,137
Total cost of revenue	19,081,887	12,288,275	73,757,541	49,412,060

GROSS PROFIT	4,036,390	4,162,491	14,843,764	12,684,154

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,640,981	1,538,889	7,466,988	3,591,170

INCOME FROM OPERATIONS	1,395,409	2,623,602	7,376,776	9,092,984

OTHER INCOME (EXPENSE), NET
Other subsidy income	1,359,194	854,891	5,145,613	3,145,178
Realized gain from sales of marketable securities	-	-	-	27,008
Non-operating (expense), net	(53,047)	(12,359)	(241,021)	(90,887)
Change in fair value of warrants liability	1,427,927	(473,302)	167,777	(4,389,947)
Interest income	211,718	2,985	373,867	6,006
Interest expense	(213,154)	(12)	(450,196)	(23,765)
TOTAL OTHER INCOME (EXPENSE), NET	2,732,638	372,203	4,996,040	(1,326,407)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,128,047	2,995,805	12,372,816	7,766,577

PROVISION FOR INCOME TAX	565,431	604,006	2,269,890	1,952,633

NET INCOME	3,562,616	2,391,799	10,102,926	5,813,944

DIVIDENDS AND ACCRETION ON REDEEMABLE CONVERTIBLE PREFERRED STOCK	-	209,535	-	869,234

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,562,616	$2,182,264	$10,102,926	$4,944,710

COMPREHENSIVE INCOME:
Net Other Comprehensive Income (Loss)	$3,562,616	$2,391,799	$10,102,926	$5,813,944
Unrealized (loss) from marketable securities	-	(20,605)	-	(20,605)
Foreign currency translation adjustment	743,868	23,720	2,507,622	(56,374)

COMPREHENSIVE INCOME	$4,306,484	$2,394,914	$12,610,548	$5,736,965

EARNINGS PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares:
Basic	17,743,970	13,941,654	17,637,272	12,424,000
Diluted	18,352,403	16,419,906	18,173,701	15,644,427

Earnings per share:
Basic	$0.20	$0.16	$0.57	$0.40
Diluted	$0.19	$0.15	$0.56	$0.37

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,102,926	$5,813,944
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	2,813,308	2,112,510
Stock-based compensation expense	765,538	483,789
Deferred tax provision	130,212	-
Provision for (recovery) of allowance for doubtful accounts	903,871	(128,996)
Change in fair value of warrants liability	(167,777)	4,389,947
Loss realized from disposal of property, plant, and equipment	254,405	-
Realized gain on sale of marketable securities	-	(27,008)
Changes in operating assets and liabilities
Accounts receivable	(33,897,733)	(20,953,143)
Notes receivable	(1,359,024)	10,780
Inventories	156,688	(843,654)
Other receivables	(1,011,550)	1,504,898
Prepayments	(622,639)	(847,300)
Long term prepayment	1,305,593	(264,834)
Accounts payable	17,196,864	11,970,616
Customer deposits	343,828	559,316
Other payables	105,687	(25,427)
Accrued liabilities	(520,692)	471,460
Taxes payable	1,282,476	177,730
Net cash (used in) provided by operating activities	(2,218,019)	4,404,628

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	-	78,187
Advances on equipment purchase	-	(4,826,142)
Proceeds from disposal of property, plant, and equipment	747,168	-
Purchase of property, plant and equipment	(985,058)	(4,646,959)
Investment	(11,880,800)	-
Net cash used in investing activities	(12,118,690)	(9,394,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	12,286,315	146,247
Payments on short term loan	(75,075)	(4,508,664)
Rent payment to shareholder	9,507	(185,369)
Restricted cash	57,580	40,668
Proceeds from exercise of options	-	187,500
Proceeds from warrants exercised	-	571,351
Proceeds from issuance of common stock, net of offering costs	-	11,117,094
Preferred dividends paid	-	(415,624)
Net cash provided by financing activities	12,278,327	6,953,203

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	2,136,698	(7,741)

NET INCREASE IN CASH AND CASH EQUIVALENTS	78,316	1,955,176

CASH AND CASH EQUIVALENTS, beginning of period	3,300,820	3,634,805

CASH AND CASH EQUIVALENTS, end of period	$3,379,136	$5,589,981